OneFul

OneFul's personalized pharmacy technology formulates the right drugs at the right doses for each person and combines them into a single pill or easy-to-swallow tasty gel packet. Our personalized polypills make taking your medications easier and more effective with fewer side effects.


Your Medicines Combined Into ONE
The Right Drugs at Right Doses
OneFul
Personalizedmedicine #Polypill
#Additive Manufacturing #EPharmacy

Invest

$99 minimum investment

DEADLINE: March 21, 2024

in 3 months

SHARE PRICE
$1

TOTAL RAISED
$0

VALUATION
$9,825,448

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

OneFul's mission is to make personalized medicine and clinical nutrition more effective based on science, affordable, and accessible to all.

The company was **founded by an experienced multiple-exit entrepreneur** who is an inventor of robotics and factory automation. The **professional team is led by pharmacists, regulatory experts, and big pharma drug developers** who believe that e-pharmacy and modernized manufacturing technology can make Little Pharmacy the leader in democratizing medicine.

PROBLEM


More than half of adults
65
and older
report taking four or more
prescription drugs per day

U.S. adults take four medications a day on average, elderly take over five, causing confusion and leading to essential medications not being taken, often leading to tragic events. Big Pharma's one-size-fits-all approach can lead to dangerous side effects and ineffective medications.


Multi-Drug Combination
OneFul
Easy to Swallow
Gel Suspensions

SOLUTION

Our patented technology platform scales the production of individualized treatments, leveraging genomic science, biomarker tests, and digital patient profiles to deliver precision treatments that are more effective and promote adherence.

We've developed safe and effective cardiovascular polypill formulations that improve adherence, combining 3 to 7 approved drugs into standard capsule forms. Fixed combination polypills have been shown in over 30,000 patients to reduce the risk of cardiovascular events by an average of 50% annually. Fixed polypills have been poorly accepted internationally and are unavailable in the USA. OneFul's CVD-P3 precision individualized polypill is one of the first personalized cardiovascular preventatives.

Modern genomic science and biomarker tests can now inform how personalized medicines work better. OneFul can use a pharmacogenomic generated from a cheek swab home test along with other biomarkers like a home blood test to create a digital profile for each individual. This allows our PharmDs to suggest the right drugs at the right doses so that your medications are more effective and with fewer adverse side effects.



SUCCESS TO DATE

- Revenue generating at **$4.0M** (TTM).
- **Over 3,500 regular customers**, qualified supplier of several major hospital systems, including Research Triangle NC regional hospitals.
- Delivered one of the **first personalized cardiovascular polypills**, ready to scale nationally.
- **Partnerships** with telemedicine prescribers and home test suppliers.
- **13 issued patents** with more in process.
- Accredited 503A compounding facility, currently **licensed in nine states**.
- Global potential with **international licenses** in place, more in discussion.
- **Expert management team** with specialist technical, regulatory, and financial skill set.
- CEO founder has **multiple exits**.

BUSINESS MODEL

OneFul operates as an e-pharmacy, filling custom prescriptions for individuals created online by telemedicine physicians and healthcare systems, including hospitals. We leverage emerging market channels like telemedicine, partnering with industry leaders to provide potential patients easy access to medical advice and testing services. We believe this strategy bypasses the traditional detailing sales costs of bringing new therapeutic products to market the existing patient populations of the telemedicine providers.

Our 503A pharmacy services **over 3,500 individuals** annually, many of whom are candidates for our CVD-P3 polypill. **Over 300 people have completed the polypill qualification online survey**, with a growing set of patients on our waitlist.

> **The global personalized medicine market size is projected to reach over US $5.7 trillion by 2030, expanding growth at a noteworthy CAGR of 11.6%.**
>
> ---
> *Precedence Research*

MARKET

For consumers managing chronic diseases and conditions, current drug therapies typically consist of multiple medications, requiring patients to take as many as 3-7 pills per day. According to recent data, 24% of adults in the U.S. take more than 3 pills per day, and the rate of adherence to prescribed treatments is less than 50% (source, source), resulting in at least 100,000 preventable deaths and $100B in preventable medical costs per year (source). The market size for personalized or precision medicine in the USA may grow significantly in the coming years.

PRESS

- **LinkedIn**
  OneFul Health is a 2023 Winner of the "Most Fundable Company" national competition in Malibu, CA
- **LinkedIn**
  OneFul Health forms partnership with Virtual Cardiology Leader - Heartbeat Health
- **YouTube**
  Edison Hudson's award winning pitch at 2023 Most Fundable Company competition at Pepperdine Graziadio Business School

TEAM



Edison T Hudson

CEO/CTO/Board Member/Founder

Edison is a serial entrepreneur with multiple exits and IPO experience. He is also recognized as a prolific inventor with over 30 patents, spending over 15 years in semiconductor automation in Silicon Valley and the EU. At iRobot Corporation, as Director of Research, he participated on the IPO team and led new business acquisitions and strategic technology roadmap analysis. His engineering and computer science expertise combines street-savvy business acumen, having concluded dozens of technology licenses and partnership agreements. He is a lifelong learner and researcher, a Morehead Scholar at the University of North Carolina, an MBA from Duke University, and studied machine learning and robotics at Oxford University U.K., where he spun out his first company. An excellent communicator, he was a speaker at the 2022 Precision Medicine World Conference in Silicon Valley. His passion and vision are that robotics and machine learning can democratize health using low-cost, safe, and more effective personalized treatments. He has assembled a team of experts and operational management that can leverage post-pandemic regulatory change. This team and his inventions are the foundation for a scalable digital health paradigm, economically delivering the benefits of personalized medicine to millions.



Danny M Barnes

Chief Pharmacy Officer, Board Member, President Triangle Compounding Pharmacy

Danny has spent the last 20 + years focused on serving patients and physicians with personalized sterile and non-sterile medications for complex needs. As president and operational executive of Triangle Compounding Pharmacy (TCP), the wholly owned compounding pharmacy operation of Oneful, he drove TCP to be the first compounding pharmacy in NC to meet national standards and be accredited by the Pharmacy Compounding Accreditation Board (PCAB). TCP was the first compounding pharmacy in NC to be registered as a Human Drug Outsourcing Facility (503B) to help physicians and hospitals meet critical patient needs by compounding crucial medications during drug shortages. Danny received his Pharm.D. from Campbell University and his Zoology degree at NC State University. As Chief Pharmacy Officer of Oneful Health, he is passionate about implementing cGMP quality robotic automation to modernize compounding pharmacy. His devotion to the highest quality products and services has generated a large, loyal community of patients and healthcare systems. He shares his regulatory and operational expertise through activities with state and national pharmacy organizations. (Fulltime Employee)

USE OF PROCEEDS

If the offering's maximum amount of $536,500 is raised:

Use	Value	% of Proceeds
Company Employment	$134,126	25.0%
Marketing / Promotions	$134,125	25.0%
Inventory	$53,650	10.0%
Product Development	$80,475	15.0%
General and Administrative	$53,650	10.0%
CAPEX - Facility	$54,187	10.1%
Intermediary fees	$26,289	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in OneFul Health Inc.. This offering must raise at least $10,000 by March 21, 2024 at 2:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. OneFul may issue additional securities to raise up to $536,500, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,361,948 shares
× $1 per share

$10,361,948 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Dec 20, 2023 • Primary offering of 536,500 shares at $1

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